BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2011 ANNUAL REPORT ON FORM 10-K

EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Country of Incorporation	Percent Voting Stock/Interests Owned

Briggs & Stratton AG	Switzerland	100%

Briggs & Stratton Australia Pty. Limited	Australia	100%

Briggs & Stratton Austria GmbH	Austria	100%

Briggs & Stratton Canada Inc.	Canada	100%

Briggs & Stratton (Chongqing) Engine Co., Ltd.	China	95%

Briggs & Stratton (Czech) Power Products, s.r.o.	Czech Republic	100%

Briggs & Stratton CZ, s.r.o.	Czech Republic	100%

Briggs & Stratton France, S.A.R.L.	France	100%

Briggs & Stratton Germany GmbH	Germany	100%

Briggs & Stratton Iberica, S.L.	Spain	100%

Briggs & Stratton International AG	Switzerland	100%

Briggs & Stratton International, Inc.	Wisconsin	100%

Briggs & Stratton Italy S.r.l.	Italy	100%

Briggs & Stratton Japan KK	Japan	100%

Briggs & Stratton Mexico S.A. de C.V.	Mexico	100%

Briggs & Stratton Netherlands B.V.	Netherlands	100%

Briggs & Stratton New Zealand Limited	New Zealand	100%

Briggs & Stratton Power Products Group, LLC	Delaware	100%

Briggs & Stratton Representacao de Motores e Productos de Forca do Brasil Ltda.	Brazil	100%

Briggs & Stratton RSA (Pty.) Ltd.	South Africa	100%

Briggs & Stratton (Shanghai) International Trading Co., Ltd.	China	100%

Briggs & Stratton (Shanghai) Power Products Co., Ltd.	China	100%

Briggs & Stratton Sweden Aktiebolag	Sweden	100%

Briggs & Stratton Tech, LLC	Wisconsin	100%

Briggs & Stratton U.K. Limited	United Kingdom	100%

Victa Lawncare Pty. Ltd.	Australia	100%

Victa Ltd.	Australia	100%